Exhibit 99.1

For Immediate Release: February 6, 2007	NEWS RELEASE

Telkonet and GE Energy Develop Integrated Utility
Substation Automation System
Telkonet and GE Energy to Co-Develop a Custom, Private Label Product That Enables Remote Monitoring and Management of Substation Equipment

Germantown, MD, Telkonet, Inc. (AMEX: TKO), the leader in providing in-building broadband access over existing electrical wiring, today announced that it has signed an exclusive supply agreement with GE Energy to co-develop an innovative custom product that enables vital remote monitoring and management of utility substation equipment. This integrated system will revolutionize the way in which a substation’s performance is monitored, considerably improving efficiency and reliability. Over the next six months, GE will commence the first installation phase involving customers in North America to further develop and refine the product, customizing it to be compatible with all the various types of substation equipment.

Over the past year, GE Energy conducted extensive laboratory and field testing of the Telkonet iWire System™ successfully; Telkonet’s system met the rigorous performance and reliability requirements, as well as the environmental standards for both AC and DC operating environments, for GE Energy and the utility marketplace.

The Telkonet iWire System leverages the existing electrical wiring inside a substation to enable high-speed network connectivity, eliminating the need for new wiring or cabling. The data collected from GE Energy’s monitoring systems can be transmitted remotely to any location via a broadband Internet connection, enabling utilities to monitor the conditions of the transformers, reroute power and efficiently manage the energy supply.

GE Energy will demonstrate this customized substation automation product, incorporating the Telkonet iWire System, at DistribuTECH 2007 in San Diego, CA, the largest energy trade show in the U.S., February 4 − 7, 2007.

Ron Pickett, President and CEO of Telkonet, commented, “We have been working very hard with GE Energy over the past year to make sure that this is a success and believe that it will open up many new opportunities for both companies. This agreement is a key element in Telkonet’s strategy of delivering solutions to both the supply and demand sector - utilities and building owners/managers.”

About Telkonet
Telkonet develops and markets technology for the high-speed transmission of secure voice, video and data communications over in-premise and shipboard electrical wiring. The revolutionary Telkonet iWire System utilizes proven powerline communications (PLC) technology to deliver commercial high-speed broadband access from an IP "platform" that is easy to deploy, reliable and cost-effective by leveraging a building's existing electrical infrastructure. Telkonet's products are designed for use in commercial and residential applications, including multi-dwelling units and the hospitality and government markets. Applications supported by the Telkonet "platform" include but are not limited to: VoIP telephones, Internet connectivity, local area networking, video teleconferencing, IP surveillance and a host of other IT services. For more information, please visit www.telkonet.com.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand and the Company’s ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the Company’s financial results, can be found in the Company’s Registration Statement and in its Reports on Forms 8-K filed with the Securities and Exchange Commission (SEC).

Contacts: Michael Porter President Porter, LeVay & Rose, Inc. 212.564.4700 mike@plrinvest.com www.plrinvest.com Harrison G. Wise Rubenstein Public Relations 212.843.8001 hwise@rubensteinpr.com